EXHIBIT 99.1

INDEX OF FINANCIAL STATEMENTS

Description	Page No.

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at September 24, 2010	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Washington Banking Company and Subsidiaries

We have audited the accompanying statement of assets acquired and liabilities assumed by Whidbey Island Bank (the “Bank”), a wholly-owned subsidiary of Washington Banking Company (the “Company”), pursuant to the Purchase and Assumption Agreement, dated September 24, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets acquired and liabilities assumed by Whidbey Island Bank, pursuant to the Purchase and Assumption Agreement dated September 24, 2010, is presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Portland, Oregon

December 10, 2010

Statement of Assets Acquired and Liabilities Assumed by

Whidbey Island Bank

(A wholly-owned subsidiary of Washington Banking Company)

(dollars in thousands)	September 24, 2010
Assets
Cash and due from banks	$66,770
Interest-bearing deposits	4,532
Total cash and cash equivalents	71,302

Investment securities, available for sale	21,286
Covered loans	133,136
FHLB stock	402
Core deposit intangible	50
Covered other real estate owned	12,727
FDIC indemnification asset	39,000
Other assets	1,374
Total assets acquired	$279,277

Liabilities
Deposits	$257,845
Other liabilities	9,134
Total liabilities assumed	266,979
Net assets acquired/bargain purchase gain on acquisition	12,298
Total liabilities assumed and net assets acquired	$279,277

The accompanying notes are an integral part of this financial statement.

NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Washington Banking Company (the “Company”) was formed on April 30, 1996, and is a registered bank holding company whose primary business is conducted by its wholly-owned subsidiary, Whidbey Island Bank (the “Bank”). The business of the Bank, which is focused in the northern area of Western Washington, consists primarily of attracting deposits from the general public and originating loans. The Company and its subsidiaries are subject to regulation by certain federal and state agencies and undergo periodic examination by these regulatory agencies.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and practices in the financial services industry.

In preparing these financial statements, the Company has evaluated events and transactions subsequent to the September 24, 2010 acquisition date for potential recognition or disclosure.  Such evaluation resulted in no adjustments to the accompanying Statement of Assets Acquired and Liabilities Assumed.

As described in Note 2, the Bank acquired certain assets and assumed certain liabilities of the former North County Bank in a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction on September 24, 2010. The acquisition of the net assets of North County Bank constitutes a business acquisition as defined by the Business Combinations topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including the FDIC indemnification asset and identifiable intangible assets, and the assumed liabilities in the North County Bank acquisition were measured and recorded at the September 24, 2010 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rate, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and Cash Equivalents - Cash and cash equivalents include cash and due from banks, and interest bearing deposits with banks and the Federal Reserve Bank. Cash and cash equivalents have a maturity of 90 days or less at the time of purchase. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Investment Securities - The fair value for each purchased security was the quoted market price at the close of the trading day effective on September 24, 2010.

Covered Loans – The Bank refers to the loans acquired in the North County Bank acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss share agreements. At the September 24, 2010 acquisition date, we estimated the fair value of the North County Bank acquisition loan portfolio subject to the FDIC loss share agreements at $133.1 million, which represents the discounted expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents the estimate of expected credit losses in the North County Bank acquisition loan portfolio at the acquisition date.

 (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors expected by market participants were considered in determining the fair value of acquired loans, including loan pool level estimated cash flows, type of loan and related collateral, risk classification status (i.e. performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing and current discount rates.

FHLB Stock - The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at par value.

Core Deposit Intangible - In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of the deposit relationships. Based on this valuation, a core deposit intangible asset of $50 thousand will be amortized over the projected useful lives of the related deposits on an accelerated basis over approximately 8 years.

Covered Other Real Estate Owned - Other real estate owned is presented at its estimated fair value and is also subject to the FDIC loss share agreement. The fair values were determined using expected selling price and date, less selling and carrying costs, discounted to present value.

FDIC Indemnification Asset - The FDIC indemnification asset is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories. For example, the FDIC indemnification asset related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity. The $39.0 million fair value of the FDIC indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment on estimated cash flows for each covered asset pool and the loss sharing percentages. The ultimate collectability of the FDIC indemnification asset is dependent upon compliance with the terms of the Purchase Agreement, the performance of the underlying covered loans, the passage of time and claims paid by the FDIC. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into non-interest income over the life of the FDIC indemnification asset.

Deposits - The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings and interest checking accounts and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Use of Estimates

Management made a number of significant estimates and assumptions relating to the reporting of assets and liabilities at the date of the Statement of Assets Acquired and Liabilities Assumed. Management exercised significant judgment regarding assumptions about market participant expectations involving discount rates, expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the assets acquired and liabilities assumed in the North County Bank acquisition. Actual results could differ from those estimates. Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

(2) FDIC-ASSISTED ACQUISITION

On September 24, 2010, the Bank assumed certain deposit liabilities and acquired certain assets of North County Bank, Arlington, Washington from the FDIC as receiver for North County Bank and entered into a Purchase and Assumption Agreement with the FDIC.  As part of the Agreement, the Bank and the FDIC entered into a loss sharing arrangement covering future losses incurred on acquired or “covered” loans and other real estate owned (“OREO”).  On single family loans and OREO, the FDIC will absorb: (i) 80% of losses on the first $7.8 million of losses incurred; (ii) 0% of losses on $7.8 million to $12.3 million of losses incurred; and (iii) 80% of losses above $12.3 million of losses incurred.  On commercial and non-single family loans and OREO, the FDIC will absorb: (i) 80% of losses on the first $33.9 million of losses incurred; (ii) 0% of losses on $33.9 million to $47.9 million of losses incurred; and (iii) 80% of losses above $47.9 million of losses incurred.  The FDIC will share in loss recoveries on the covered loan and OREO portfolio on the same basis in which it will share in losses.

In September 2020, approximately ten years following the acquisition date, the Bank is required to perform a calculation and determine if a payment to the FDIC is necessary. The payment amount will be 50% of the excess, if any, of (i) 20% of the intrinsic loss estimate ($60.0 million) minus (ii) the sum of (a) 20% of the net loss amount, plus (b) 25% of the asset discount bid ($62.5 million), plus (c) 3.5% of total loss share assets at acquisition.  At September 30, 2010, the Bank estimated a liability of $2.0 million under this provision.

The Bank purchased certain assets of North County Bank from the FDIC including (at fair value) approximately $133.1 million in loans, $71.3 million of cash and cash equivalents, $21.3 million in investment securities and $12.7 million in OREO.  The Bank also assumed liabilities with fair values of approximately $257.8 million in deposits and $9.1 million in other liabilities.  The expected reimbursements under the loss share agreements were recorded at estimated fair value of $39.0 million on the acquisition date.  The application of the acquisition method of accounting resulted in a net after-tax gain of $12.3 million, which has been reported as a component of noninterest income.

A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the bargain purchase gain on acquisition are as follows:

(dollars in thousands)	September 24, 2010
Cost basis net assets	$11,217
Cash payment received from the FDIC	46,860
Net assets acquired before fair value adjustments	58,077

Fair value adjustments:
Covered loans	(67,360)
Covered other real estate owned	(7,847)
Core deposit intangible	50
FDIC indemnification asset	39,000
Other assets	(89)
Deposits	(956)
Other liabilities	(1,955)
Pre-tax bargain purchase gain on acquisition	18,920
Deferred income tax liability	(6,622)
Bargain purchase gain on acquisition	$12,298

The net gain represents the excess of the estimated fair value of the assets acquired (including cash payments received from the FDIC) over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. As indicated in the preceding table, net assets of $11.2 million (i.e., the cost basis) were transferred to the Company in the North County Bank acquisition, and the FDIC made a cash payment to the Company of $46.9 million.

(2) FDIC-ASSISTED ACQUISITION - (Continued)

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of North County Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of this option expires 90 days after September 24, 2010, unless extended by the FDIC. The Bank is currently in the process of evaluating its options under the Agreement. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date.

(3) INVESTMENT SECURITIES AND FHLB STOCK

The Bank acquired $21.3 million of investment securities at estimated fair market value in the North County Bank acquisition. The fair value of investment securities acquired is as follows:

(dollars in thousands)	September 24, 2010
U.S. government agency securities	$14,015
Taxable state and political subdivisions	4,052
Tax exempt state and political subdivisions	3,219
Total investment securities	$21,286

Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of investment securities at September 24, 2010 is shown below by contractual maturity:

(dollars in thousands)	Within 1 Year	1 - 5 Years	5 - 10 Years	Over 10 Years	Total
U.S. government agency securities	$376	$3,753	$9,886	$-	$14,015
Weighted average yield	4.41%	2.54%	2.60%	-	2.63%
Taxable state and political subdivisions	-	-	787	3,265	4,052
Weighted average yield	-	-	4.81%	4.90%	4.88%
Tax exempt state and political subdivisions	-	-	1,061	2,158	3,219
Weighted average yield	-	-	4.51%	4.32%	4.38%
Total	$376	$3,753	$11,734	$5,423	$21,286

In addition, the Bank also acquired $402 thousand in Federal Home Loan Bank of Seattle stock.

(4) COVERED LOANS

The fair value of loans covered by loss sharing at September 24, 2010 is as follows (in thousands):

(dollars in thousands)	September 24, 2010
Performing:
Real estate - construction and land development	$16,702
Real estate - commercial	63,730
Real estate - single and multi-family residential	37,911
Commercial and industrial	10,297
Installment and other	15,981
Total performing loans	144,621
Total discount resulting from acquisition date fair value	(26,534)
Net performing loans	$118,087

Nonperforming:
Real estate - construction and land development	$28,991
Real estate - commercial	2,112
Real estate - single and multi-family residential	22,194
Commercial and industrial	267
Installment and other	2,311
Total nonperforming loans	55,875
Total discount resulting from acquisition date fair value	(40,826)
Net nonperforming loans	15,049
Net loans covered under loss share agreements	$133,136

The Bank refers to the loans acquired in the North County Bank acquisition as “covered loans” as the Bank will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss share agreements. At the September 24, 2010 acquisition date, the Bank estimated the fair value of North County Bank’s loan portfolio subject to the loss share agreements at $133.1 million, which represents the discounted expected cash flows from the portfolio. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents the estimate of expected credit losses in North County Bank’s loan portfolio at the acquisition date.

At September 24, 2010, the fair value of covered loans totaled $133.1 million, which represented unpaid balances of $200.5 million reduced by a discount of $67.4 million resulting from acquisition date fair value adjustments. The undiscounted contractual cash flows for the covered loans totaled $225.9 million. The undiscounted estimated cash flows not expected to be collected for the covered loans are expected to be $61.9 million. At September 24, 2010, the accretable yield was approximately $30.9 million.

The covered loans acquired are and will continue to be subject to the Company’s internal and external credit review and monitoring. If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration will be measured, and a provision for credit losses will be charged to earnings. These provisions will be mostly offset by an increase to the FDIC indemnification asset, and will be recognized in non-interest income.

The acquired loan portfolio also includes revolving lines of credit with funded and unfunded commitments. Funds advanced at the time of acquisition will be accounted for under ASC 310-30. Any additional advances on these loans subsequent to the acquisition date will not be accounted for under ASC 310-30. The loss share agreement covers the total commitments outstanding as of the acquisition date; as such, any additional advances post acquisition, up to the total commitment outstanding at the time of acquisition, represents a covered transaction.

(5) DEPOSITS

The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

(dollars in thousands)	September 24, 2010	Weighed Average Interest Rate
Noninterest bearing	$14,043	-
Interest bearing demand	17,812	0.59%
Savings and money market	35,262	0.98%
Certificate of deposit less than $100 thousand	98,676	1.94%
Certificate of deposit $100 thousand and over	91,096	1.99%
Certificate of deposit fair value adjustment	956	-
Total	$257,845

The scheduled maturities of certificates of deposit at the acquisition date are as follows:

(dollars in thousands)	September 24, 2010
2010	$72,819
2011	94,984
2012	10,243
2013	1,925
2014	3,719
Thereafter	6,082
Total	$189,772